Exhibit 6.4

Amendment No. 1 to Selling Agent Agreement

August 31, 2018

Reference is made to the Selling Agent Agreement, dated March 27, 2018 (the “Selling Agent Agreement”), by and between NMS Capital Advisors, LLC (“NMS”) and Hightimes Holding Corp. (the “Company”). All capitalized terms used in this Amendment No. 1 to the Selling Agent Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Selling Agent Agreement. NMS and the Company agree as follows:

A. Amendments to Selling Agent Agreement. The Selling Agent Agreement is amended as follows:

1. The first and second sentences of Section 3 shall be deleted in their entirety and replaced with the following:

“The Company’s Form 1-A, as amended, and related Offering Circular (the “Offering Circular”) was filed pursuant to Regulation A of Section 3(6) of the Securities Act The Offering Circular was qualified by the by the United States Securities and Exchange SEC (“SEC”) on March 12, 2018 and re-qualified by the SEC on July 26, 2018.

2. The third sentence of Section 7Ai shall be deleted in its entirety and replaced with the following:

““Final Offering Circular” means the final offering circular relating to the public offering of the Securities as filed with and qualified by the SEC on July 26, 2018 pursuant to Regulation A of the Securities Act Regulations.”

3. Section 7Aii shall be deleted in its entirety and replaced with the following:

“The term “Disclosure Package” means (i) the Final Offering Circular (ii) the Company’s Form 1-U Current Report filed with the SEC on March 31, 2018, (iii) the Company’s Form 1-K Annual Report, including the audited consolidated financial statements of the Company as at December 31, 2017 and for the fiscal year then ended (the “Form 1-K”) filed with the SEC on April 9, 2018, (iv) the Company’s Form 1-U Current Report filed with the SEC on June 28, 2018, and (v) any Form 1-U filed by the Company with the SEC subsequent to the date of the Final Offering Circular through and including the termination of the Offering.”

B. No Other Amendments. Except as set forth above, all the terms and provisions of the Selling Agent Agreement shall continue in full force and effect. All references to Selling Agent Agreement from the date hereof shall mean the Selling Agent Agreement, as amended by this Amendment.

C. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

D. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

NMS CAPITAL ADVISORS, LLC

	By:	/s/ Mitch Avnet
Name: Mitch Avnet
Title: CEO

ACKNOWLEDGED AND AGREED:

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	CEO